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                                                          Exhibit Number - 23.2

                       Consent of Independent Accountants


We consent to the incorporation by reference in the registration statements of Sykes Enterprises, Incorporated and subsidiaries on Forms S-3 (file Nos. 333-38513 and 333-46569) and on Form S-8 (File No. 333-23681) of our report dated March 6, 1998, on our audits of the consolidated financial statements of Sykes Enterprises, Incorporated and subsidiaries as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997, which is incorporated by reference in this Annual Report on Form 10-K. Separate financial statements of McQueen International Limited included in the 1995 and 1996 restated consolidated statements of income and cash flows were audited and reported on separately by other auditors.


Coopers & Lybrand
March 13, 1998



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